Exhibit 99.2

                                  PRESS RELEASE



     (BW) (RECKSON/CRESCENT) (RA) (CEI) Crescent Real Estate Equities Company and Reckson Associates Realty Corp. Form Joint Venture To Launch New York City Real Estate Platform.

         Business/Real Estate Editors

         FORT WORTH, Texas and MELVILLE, N.Y.--(BUSINESS WIRE)--July 9, 1998--

         Acquires Control of 4.3 Million Square Foot Office Portfolio

         Crescent Real Estate Equities Company (NYSE: CEI) and Reckson Associates Realty Corp. (NYSE: RA) today announced the formation of a strategic joint venture for the purpose of creating a platform to invest in the New York City real estate market. The joint venture will be known as Metropolitan Partners ("Metropolitan") and will be owned and controlled equally by the two companies. Metropolitan will use the combined franchise value and financial strength of Crescent and Reckson to position itself as one of the premier real estate operating companies in New York City. Metropolitan intends to incorporate a new local, well-regarded entrepreneurial management team to lead this effort.

         Metropolitan's initial acquisition will be Tower Realty Trust, Inc. ("Tower"), a New York City based real estate investment trust that owns and operates approximately 4.3 million square feet of office space in 25 buildings, including 2.3 million square feet in New York City. Metropolitan, Crescent and Reckson today have executed a definitive merger agreement in which Metropolitan has agreed to purchase Tower for $24 per share, payable at the option of the Tower shareholders in cash or up to 20% of total consideration in the form of Crescent shares and 20% in the form of Reckson shares. The total transaction value is approximately $733 million, which includes $286 million of outstanding Tower indebtedness. The transaction will be accounted for as an equity investment by both Crescent and Reckson. It is anticipated that the transaction will close in the fourth quarter of 1998, subject to approval by Tower shareholders and customary closing conditions.

         The initial exchange ratio for each share of Tower stock issuable as part of the merger consideration is equal to .4615 shares of Reckson common stock and .3523 Crescent shares and was based on the closing price of Reckson and Crescent shares on July 7, 1998 of $26 and $34.0625, respectively ("Stated Prices"). Additionally, Tower shareholders will be entitled to benefit from any appreciation of the Crescent or Reckson Shares up to 7% of the applicable Stated Price. However, if the average closing price of Reckson or Crescent shares appreciates by more than 7% of the applicable Stated Price, Tower shareholders will be entitled to benefit only up to 7% of such appreciation, and no more.

         Gerald Haddock, president and chief executive officer of Crescent, commented, "this transaction establishes a platform for Reckson and Crescent to jointly build one of the New York City's leading real estate operating companies." Haddock further commented, "we are excited about the potential that this strategic alliance offers. Scott Rechler and the Reckson team are the ideal partners to have in executing this New York City office investment venture."

         Metropolitan currently anticipates selling Tower's non-New York City assets. However, under the terms of the joint venture agreement, Crescent will have the right to acquire the Phoenix and Orlando properties at a fixed price for a period of six months. Haddock commented, "this purchase right gives us the option to expand our presence in the Phoenix and Orlando markets where we already have significant investments."

         Donald Rechler, Reckson's chairman and chief executive officer, noted, "we are extremely excited about having an innovative and well regarded partner like Crescent to position ourselves to capitalize on the growth potential we see in New York City and to further strengthen our New York Tri-State area franchise by creating synergies through a New York City presence."

         Manhattan is the largest office market in the U.S. with over 340 million square feet and has highly fragmented ownership of office space. Vacancy rates in Manhattan have decreased to approximately 7% and, given the limited suitable sites and high barriers to entry, the attractive supply and demand characteristics are expected to remain in place for some time. With the acquisition of the Tower assets, Metropolitan will gain a significant presence in the New York City office market, with assets valued at approximately 50% of replacement cost and an anticipated NOI yield in excess of 9%.

         Scott Rechler, president and chief operating officer of Reckson, commented, "there are significant opportunities for a well capitalized entity with the combined franchise value of Crescent and Reckson to capitalize on the diverse and fragmented ownership of New York City real estate." Rechler added, "through Metropolitan we will be able to offer several forms of currency which we believe will be attractive to the many potential sellers of real estate. The choice of equity in Reckson, Crescent or Metropolitan will provide sellers with the attractive option of concentrating in the New York City market or diversifying either into the New York Tri-State suburban markets or into a more national portfolio with multi-product types."

         Crescent is a fully integrated real estate company which, upon completion of certain pending transactions, will own through its subsidiaries a portfolio of real estate assets consisting of 99 office properties and 7 retail properties totaling 35.3 million square feet, a 38% interest in 94 refrigerated warehouse facilities, 89 behavioral healthcare facilities, 6 hotel/casino properties, 7 full-service hotels totaling 2,276 rooms, 2 destination health and fitness resorts, and economic interests in 5 residential development corporations. The office and retail properties are located primarily in 17 Metropolitan submarkets in Texas.

         Reckson is a self-administered and self-managed real estate investment trust specializing in acquisition, leasing, financing, management, and development of office and industrial properties. Reckson is one of the largest publicly traded owners and mangers of class A suburban office and industrial properties in the New York Tri-State area, with properties comprised of approximately 21.5 million square feet either owned or under contract. Reckson's growth strategy is focused on the New York Tri-State area. Since the completion of its initial public offering in May 1995, Reckson has acquired or contracted to acquire approximately $1.3 billion of properties comprising approximately 17 million square feet of space. -0-

         Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws, and the transactions contemplated herein are subject to certain closing conditions. Although Reckson and Crescent believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, they can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Reckson and Crescent expectations include changes in real estate conditions (including rental rates and competing properties) or in industries in which their principal tenants compete, failure to consummate anticipated transaction, timely leasing of unoccupied square footage, timely releasing of occupied square footage upon expiration, finding acquisition opportunities which meet their investment strategy and other risks detailed from time to time in the Crescent and Reckson reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

                  CONTACT: Reckson Associates Realty Corp.
                                    Scott Rechler
                                    (516) 694-6900   (phone)
                                    (516) 622-6788   (facsimile)

                                            or

                      Crescent Real Estate Equities Company

                                    Dallas E. Lucas
                                    (817) 321-1426   (phone)
                                    (817) 321-2000   (facsimile)